Exhibit 10.1

COCA-COLA PLAZA

ATLANTA, GEORGIA

MUHTAR KENT	ADDRESS REPLY TO:
CHAIRMAN AND CHIEF EXECUTIVE OFFICER	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301

404 676-4082
FAX: 404 676-7721

August 12, 2015

James Quincey

London, England

Dear James,

We are delighted to confirm your new position as President and Chief Operating Officer, job grade 24, effective immediately.  You will report to me.  The information contained in this letter provides details of your position.

•                  Your principal place of assignment will be Atlanta, Georgia.  You will be employed by The Coca-Cola Company upon receipt of required work permits.  You will cease to be employed by Beverage Services Limited at that time with no further obligations on the part of either party.

•                  Your annual base salary for your new position will be $900,000.

•                  You will continue to be eligible to participate in the annual Performance Incentive Plan.  The target annual incentive for a job grade 24 is 175% of annual base salary.  The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors.  The plan may be modified from time to time.

•                  You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future.  As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•                  The Compensation Committee of the Board of Directors has approved a special one-time restricted stock unit grant with an estimated value of $3,000,000.  The restrictions will lapse and the award will be released to you 50% three years from today and 50% four years from today, contingent on your continued employment.  The award will be governed solely by the terms of the Company’s 2014 Equity Plan and the Agreement that will be provided to you at the time the award is made.  The actual number of units awarded will be determined using the target value and the average of the closing prices of The Coca-Cola Company’s common stock on the thirty days preceding the grant date.

•                  You will be expected to acquire and maintain share ownership at a level equal to five times your base salary.  As part of the Company’s ownership expectations, you will have two additional years, or until December 31, 2017 to achieve this level of ownership.  You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•                  You will be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•                  You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•                  You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, effective immediately (enclosed).

•                  To support your transition to Atlanta, for the first two years of your assignment, you will participate in the Global Mobility Policy and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained.  The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignment.  Effective September 1, 2017, you will be considered a local employee in the United States, you will no longer receive any benefits under the Global Mobility Policy, and any applicable localization benefits under that policy will not apply.

•                  This letter is provided as information and does not constitute an employment contract.

Congratulations, James.  I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/ Muhtar Kent

Muhtar Kent

c:                                      Ceree Eberly

Shane Smith

Executive Compensation

GBS Executive Services

Enclosures:    Agreement on Confidentiality, Non-Competition, and Non-Solicitation